Fund Accounting Addendum

For
Cross Shore Discovery Fund

This Fund Accounting Addendum, dated April 1, 2020, is between Cross Shore Discovery Fund (the “Trust”), on behalf of the Funds listed on Schedule A to the Master Services Agreement, and Ultimus Fund Solutions, LLC (“Ultimus”).

Fund Accounting Services

1.	Performance of Daily Accounting Services

Ultimus shall perform the following accounting services monthly for each Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.

obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices consistent with the Fund’s Valuation Policy as approved by the Trust’s Board of Trustees (hereafter referred to as “Board”);

1.3.	verify and reconcile with the Funds’ custodian cash and all daily activity;

1.4.	compute, as appropriate, each Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.5.

review monthly the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and/or yields to NASDAQ and such other entities as directed by the Fund;

1.6.	determine unrealized appreciation and depreciation on securities held by the Funds;

1.7.	accrue income of each Fund;

1.8.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

1.9.	update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

1.10.	record investment trades received in proper form from the Fund or its authorized agents;

1.11.	calculate Fund expenses based on instructions from the Fund’s administrator;

1.12.	accrue expenses of each Fund;

1.13.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.14.	provide accounting reports in connection with the Trust’s regular annual audit and other audits and examinations by regulatory agencies;

1.15.	provide such periodic reports as agreed to by the parties;

1.16.

prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and redemption journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals, (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.17.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies; and

1.18.

cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that all necessary information is made available to, the Trust’s independent public accountants in connection with any audit or the preparation of any report requested by the Trust.

2.	Additional Accounting Services

Ultimus shall also perform the following additional accounting services for each Fund.

2.1.

Financial Statements. Ultimus will provide monthly (or as frequently as may reasonably be requested by the Trust or a Fund’s investment adviser) a set of Financial Statements for each Fund. For purposes of this Fund Accounting Addendum, “Financial Statements” include the following: (A) Statement of Assets and Liabilities; (B) Statement of Operations; (C) Statement of Changes in Net Assets; (D) Security Purchases and Sales Journals; and (E) Fund Holdings Reports.

2.2.	Other Information. Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	the Trust’s quarterly and semiannual reports with the SEC on Form N-Q, Form N-PORT, Form N-CEN and Form N-CSR as applicable;

(C)	registration statements on Form N-2 and other filings relating to the registration of shares;

(D)	Ultimus’ monitoring of the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (the “Internal Revenue Code”);

(E)	annual audit by the Trust’s independent accountants; and

(F)	examinations performed by the SEC.

2.3.	Other Services

(A)	as appropriate, compute the Trust’s yields, total return, expense ratios, and portfolio turnover rate, and any other financial ratios required by regulatory filings.

3.	Special Reports and Services

3.1.

Ultimus may provide additional special reports upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

3.2.

Ultimus may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

3.3.

For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

4.	Tax Matters

Ultimus does not provide tax advice.  Nothing in the Master Services Agreement or this Fund Accounting Addendum shall be construed or have the effect of rendering tax advice.  It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

The parties duly executed this Fund Accounting Addendum as of April 1, 2020.

	Cross Shore Discovery Fund On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:		By:
Name:	Neil Kuttner	Name:	David K. James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer

Fund Accounting Fee Letter

For

Cross Shore Discovery Fund

This Fee Letter applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Cross Shore Discovery Fund (the “Trust”), pursuant to the Amended and Restated Master Services Agreement, dated June 1, 2016, as amended and restated as of January 1, 2018 and the Fund Accounting Addendum, dated, April 1, 2020.

1.	Fees

For the Fund Accounting Services provided under the Fund Accounting Addendum, Ultimus shall be entitled to receive $25,000 annually from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree.  The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Term

2.1.	Initial Term. This Fee Letter shall continue in effect until December 31, 2020 (the “Initial Term”).

2.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive 1-year periods (each a “Renewal Term”).

3.	Fee Increases

Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1 plus 1.5%; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year.  Any CPI–U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

4.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Fund Accounting Fee Letter dated April 1, 2020.

	Cross Shore Discovery Fund		Ultimus Fund Solutions, LLC

By:		By:
Name:	Neil Kuttner	Name:	David K. James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer